June 16, 1995

Mr. Robert E. Schaffhauser
55 Broadway
Somers Point, NJ  08244

Re:  Employment by Trump's Castle

Dear Bob:

This letter will set forth the terms of your continued employment by Trump's Castle Associates ("TCA"), the owner and operator of Trump's Castle Casino Resort ("Trump's Castle"). In the event your employment is terminated by TCA for any reason other than cause, TCA shall, upon the execution of a release agreement, pay you an amount equal to twelve (12) months of your then current salary and shall reimburse you for your COBRA insurance coverage expenses for twelve (12) months. TCA shall be deemed to have terminated you without cause, should any of the following occur without your consent:

1. A work assignment which requires a physical relocation of your primary workplace to any location other than Trump's Castle; or

2. Any diminution of your responsibilities, authority or status within TCA's table of organization; or

3.   A reduction in your salary; or

4. Any other material change in such terms of your employment as were in effect as of the date of this letter.

For purposes of this provision, "cause" shall be defined to mean the following: a breach by you of any material employee conduct rule; an act of dishonesty; the deliberate and intentional refusal by you to perform your duties as assigned; illegal drug use or addiction; you disability, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of thirty (30) days; or your death.

You understand that this letter sets forth a specific term of your employment only and is not an employment agreement. TCA and you will always have an employment at-will relationship which means that either you or TCA may choose to end your employment at any time. Additionally, your employment will be subject to the terms and conditions of Trump's Castle's Employee Handbook.

The terms set forth herein shall be binding upon and inure to the benefit of any successor to or assignee of the interests of TCA.

We look forward to having you continue on the Trump's Castle team.

Very truly yours,

By: /s/  Roger P. Wagner
_________________________
Roger P. Wagner
President/Chief Operating Office


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